Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AVROBIO, Inc. 2020 Inducement Plan, the 2018 Stock Option and Incentive Plan of AVROBIO, Inc. and the 2018 Employee Stock Purchase Plan of AVROBIO, Inc. of our report dated March 18, 2021, with respect to the consolidated financial statements of AVROBIO, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 18, 2021